                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
netGuru, Inc.:

We consent to the use of our reports dated June 9, 2003, except as to the second paragraph of Note 4 and Note 12, which are as of July 10, 2003, relating to the consolidated balance sheet of netGuru, Inc. and subsidiaries (the "Company") as of March 31, 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for the years ended March 31, 2003 and 2002, and May 30, 2002, relating to the consolidated balance sheet of the Company as of March 31, 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for the years ended March 31, 2002 and 2001, and May 30 2002, except as to
Note 11, which is as of March 28, 2003, relating to the consolidated balance sheet of the Company as of March 31, 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for the years ended March 31, 2002 and 2001, which report appears in Amendment No. 1 to the Current Report on Form 8-K of the Company for April 1, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus.

Our report covering the March 31, 2003 consolidated financial statements refers to the Company's adoption of Statement of Financial Accounting
Standards No. 142, "Goodwill and Other Intangible Assets," on April 1, 2002.

/s/ KPMG LLP

Costa Mesa, California
August 21, 2003